Wabash National Corporation
Securities Trading Policy
Scope
This Policy applies to all directors, officers and employees of Wabash National Corporation and its subsidiaries (“Wabash”) (collectively, the “Covered Persons”), as well as Wabash itself. All Wabash directors, officers and employees are also subject to Wabash’s Code of Business Conduct and Ethics, including the provisions on Securities Laws and Insider Trading.
Covered Persons included in the positions and categories below shall be notified by Wabash’s General Counsel or the person or persons designated, from time to time, by the General Counsel (the “Pre-Clearance Officer”) of their status as “Wabash Insiders” and informed of the requirements of this Policy. The listing of Wabash Insiders shall be reviewed and updated on a quarterly basis, with said listing provided by the Pre-Clearance Officer to Wabash’s external equity benefits administrator.
The following positions within Wabash are deemed to be Wabash Insiders:
1.All Wabash directors and executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
2.All direct reports to Wabash’s Chief Executive Officer.
3.All Directors of Finance for Wabash’s business segments.
4.All Group Presidents and/or General Managers of Wabash’s financial reporting segments.
5.All Financial Reporting Department employees.
6.All Tax and Treasury Department employees.
7.All employees regularly and routinely involved in corporate-wide business development and/or mergers and acquisitions activities and reviews.
8.Executive assistant(s) to Wabash’s Chief Executive Officer, Chief Financial Officer, General Counsel and/or Wabash’s Group Presidents or General Managers of Wabash’s financial reporting segments.
In addition, from time to time, additional persons may be deemed on a temporary basis, based upon certain activities or circumstances of Wabash, to be Wabash Insiders.
A.In the event Wabash activities or circumstances potentially warrant naming additional persons as Wabash Insiders, current Wabash Insiders should inform the Pre-Clearance Officer of the activities or circumstances that they believe warrants the naming of additional persons(s) as Wabash Insiders, as well at the names of such person(s).
B.The Pre-Clearance Office shall determine whether such additional person(s) shall be named as Wabash Insiders at that time. Such additional person(s) shall remain a named Wabash Insider until such Wabash activities or circumstances no longer necessitate naming such additional person(s) as a Wabash Insider.
C.Any such named additional Wabash Insiders shall then be notified by the Pre-Clearance Officer of his/her status as a Wabash Insider and informed of the requirements of this

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Policy. The identities of those persons shall also be provided to Wabash’s external equity benefits administrator by the Pre-Clearance Officer at that time.
Statement of Policy Regarding Securities Trading Applicable to All Covered Persons
A.Covered Persons and Wabash, as an entity, when in possession of material non-public information about Wabash’s affairs shall maintain the confidentiality of that information and shall not, while in possession of such information, engage in transactions in Wabash’s securities, or any option or similar right to buy or sell such a security (collectively, “Wabash Securities”), including any gifts thereof. Similarly, they shall not convey (or “tip”) such information, or make recommendations based on such information, to any other person who may use that information for personal benefit.
B.Covered Persons who, while carrying out their duties, obtain material non-public information about the affairs or prospects of other companies, including information about transactions involving such other companies being considered by Wabash, such as negotiations of business arrangements, shall not, while in possession of such information, engage in personal transactions in the securities of any such companies. Similarly, they shall not convey such information to any other person who may use that information for personal benefit.
C.This Policy will not apply to purchases of Wabash Securities in a 401(k) plan maintained by Wabash to the extent such purchases result from a Covered Person’s periodic contribution of money to the plan pursuant to a payroll deduction election, or to any purchases of Wabash Securities through a dividend reinvestment plan to the extent such purchases result solely from a Covered Person’s prior reinvestment election with respect to dividends paid on Wabash Securities.
D.Covered Persons shall at all times observe the policy and procedures regarding securities transactions outlined in this Policy. Failure to do so shall be grounds for dismissal or other disciplinary action.
E.Any person with supervisory authority over any Wabash personnel promptly shall report to the General Counsel any securities trading by supervised personnel which he or she knows violates Wabash policies and procedures.
What Constitutes Material, Non-public Information
An occurrence of “insider trading” involves a breach of a fiduciary duty with respect to, or misappropriation of, information that is both material and non-public. Information is generally deemed to be “material” if a “reasonable investor” would rely on it in making a purchase or sale of a security to which the information relates. Examples of material information may include:
•stock dividend, dividend increases or decreases or changes in dividend policy;
•changes in earnings estimates or results, or a change in a previously announced earnings estimate (favorable or unfavorable);
•a significant expansion or curtailment of operations or a significant increase or decline in business, including plans to close plants or planned layoffs;
•events regarding Wabash Securities including defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes to the rights of security holders, financing transactions or public or private offerings of securities;
•a significant merger or acquisition proposal or agreement, or an agreement or proposal to sell a significant subsidiary or business, or a proposal or agreement to purchase or sell substantial assets;
•changes in control of Wabash;
•significant new products, services or discoveries or developments regarding customers or suppliers;
•bankruptcies or receiverships involving Wabash or parties with whom Wabash has a material relationship;
•unusual or large borrowing;
•offerings or proposals to offer debt or equity securities for sale;
•commencement or settlement of a major claim or lawsuit or a change in the status of a major claim or lawsuit;
•liquidity problems;
•changes in auditors or a notification that Wabash may no longer rely on an auditor’s report;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•unusual gains or losses in major operations; or
•significant management developments or changes.
As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain.
“Non-public” information is any information not available to investors generally. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Information contained in filings with the Securities Exchange Commission (the “SEC”) or press reports are generally regarded as public information. Even after public disclosure of information about Wabash, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Information about undisclosed financial results or a possible merger, acquisition or other material development, whether concerning Wabash or otherwise, and obtained in the normal course of employment or through a rumor, tip or just “loose talk”, is not public information.
The prohibition against using inside information is not limited to trading in Wabash Securities. It is improper to trade in securities of an unaffiliated company based on material, non-public information of that company. If any employee has any doubt as to whether information he or she has received is “material” or “nonpublic” and whether he or she has a duty not to disclose it and to refrain from trading on the basis of such information, the question should be referred to the Pre-Clearance Officer prior to trading.
Violations of Insider Trading Laws

The Exchange Act, and specifically Rule 10b-5 thereunder (the “Rule”), makes it unlawful for any person to make false statements or omit to state material facts in connection with the purchase or sale of any security. A great deal of case law has established the applicability of the Rule to trading activities by persons in possession of material non-public information who fail to disclose that information prior to engaging in trading. Insider trading continues to be a top enforcement priority of the SEC, the New York Stock Exchange and the Department of Justice. Criminal prosecutions for insider trading are now commonplace and may result in fines, civil penalties, civil enforcement injunctions and/or imprisonment.
Section 16 Officers and Directors
F.    Wabash’s Common Stock is listed on the New York Stock Exchange and Wabash registered the Common Stock under Section 12 of the Exchange Act. Officers, directors, and principal stockholders of Wabash are subject to various reporting requirements and other obligations under the Exchange Act by virtue of such registration. For example, the directors and certain officers of Wabash are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act (“Section 16”) and may be subject to the restrictions applicable to “affiliates” under SEC Rule 144. These individuals may not sell any Wabash Securities for the same class for at least six (6) months after the purchase; however, same day “cashless” exercises of stock options are not subject to this prohibition, provided that there were no previous purchase transactions on the open market within six (6) months of the exercise date. These individuals will be informed of their status by the Pre-Clearance Officer and are reminded that additional policies and procedures may be applicable to them.
Additional Procedures Concerning Securities Trading for Wabash Insiders
A.All trading by Wabash Insiders in Wabash Securities is subject to each of the following additional limitations:
(1)No Wabash Insider may purchase or sell Wabash Securities while actually in possession of material non-public information about Wabash.
(2)Trading in Wabash Securities by Wabash Insiders must be confined each quarter to the period beginning two business days following Wabash’s public release of its quarterly or annual financial information for the prior period and ending on the fifteenth (15th) calendar day of the third (3rd) month of the quarter (an “Open Window”).
(3)From time to time, if the circumstances warrant, management may issue an advisory prohibiting all trading in Wabash Securities by all or certain designated Wabash Insiders; no trading by notified Wabash Insiders should occur until such an advisory is lifted or specific pre-clearance of trading is given by the Pre-Clearance Officer.
B.Notwithstanding the limitations set forth above, a Wabash Insider and Wabash itself may trade Wabash Securities while in possession of material, non-public information about Wabash if (X) the transaction is solely with Wabash pursuant to an employee benefit plan or (Y) the trade is made pursuant to a written plan pre-cleared in advance by the Pre-Clearance Officer (a “Trading Plan”) and that Trading Plan meets the following requirements: The Trading Plan complies with all of the requirements and applicable rules and regulations promulgated by the

SEC, including Rule 10b5-1 under the Exchange Act and any applicable state securities “blue sky” laws.
(4)The Trading Plan, and any subsequent modifications thereto, is submitted to the Pre-Clearance Officer for pre-clearance and entered into by the Wabash Insider or Wabash during an Open Window and when that person or entity is not aware of material, non-public information about Wabash and could otherwise enter into a transaction to buy or sell securities pursuant to the other restrictions under this Policy.
(5)The Trading Plan specifies the following information:
(a)The amount, price and date the Wabash Insider or Wabash entering into the Trading Plan intends to purchase or sell Wabash Securities, which can also be expressed as a written formula or algorithm; or
(b)A provision that grants to another person outside of Wabash the power to make purchase and sale decisions and that does not permit the Wabash Insider or Wabash entering into the Trading Plan to exercise any subsequent influence over how, when or whether to effect purchases or sales of Wabash Securities.
If a Wabash Insider or Wabash submits a Trading Plan that is pre-cleared and implemented, his, her or its trading activities pursuant to that Trading Plan must not deviate from that Trading Plan, unless the deviations are in compliance with a modification to the Trading Plan made as described above.
C.In addition, Wabash Insiders may not engage at any time in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of Wabash Securities.
D.Further, to prevent inadvertent sales of Wabash Securities in violation of Federal securities laws, Wabash Insiders are prohibited from holding Wabash Securities in margin accounts or pledging Wabash Securities as collateral.
E.The requirements above apply to every securities transaction in which a person has, or may acquire, a direct or indirect beneficial ownership interest. Persons are considered to have a “beneficial interest” in securities held by them, their spouse, their minor children, and any relative who resides with them or in securities held by anyone else if by contract, understanding, agreement or arrangement the person enjoys the benefit of ownership. “Securities transactions” include, among other things, open-market purchases and sales, gifts, stock splits and securities acquired upon the exercise of options.
F.The General Counsel may distribute from time to time a memorandum to those employees to whom this Policy applies and who need to be kept informed of the law regarding securities trading.
G.Reasonable efforts will be made to protect the confidentiality of all pre-clearance requests and stock reports by keeping them in locked files.

Pre-Clearance Procedures for Wabash Insiders
Unless a Transaction in Wabash Securities (as defined below) is made pursuant to a Trading Plan, no Wabash Insider, or any of their immediate family members, may engage in a Transaction in Wabash Securities while actually in possession of material non-public information about Wabash. A “Transaction in Wabash Securities” includes, among other things, open-market purchases and sales, gifts, stock splits and securities acquired upon the exercise of options.
Transactions in Wabash Securities by Wabash Insiders must be confined each quarter to the Open Window. Prior to engaging in Transactions in Wabash Securities during an Open Window, the Wabash Insider must submit a pre-clearance request in writing to Wabash’s Pre-Clearance Officer at least two (2) business days prior to the proposed Transaction in Wabash Securities. The Wabash Insider shall not engage in the proposed Transaction in Wabash Securities unless and until receipt of written pre-clearance from Wabash’s Pre-Clearance Officer.
Further, if the Wabash Insider is a director or executive officer of Wabash, such director or executive officer must also follow the following procedures for purposes of complying with the Form 4 filing requirements of the Sarbanes-Oxley Accounting/Corporate Responsibility Act:
(1)Within two (2) business days of any executed Transaction in Wabash Securities, notify Wabash’s Pre-Clearance Officer and General Counsel of all details of any executed Transaction (including, without limit, description of executed Transaction, date of executed Transaction, number of shares, executed price of any purchase or sale).
(2)If the director or executive officer utilizes a broker, other than Wabash’s external equity benefits administrator, the director or executive officer shall:
(a)Provide the broker with a copy of Wabash’s Securities Trading Policy and of the Procedures set forth herein.
(b)Instruct the broker not to enter any order (except for orders under pre-approved Trading Plans) without first verifying with Wabash that the Transaction in Wabash Securities was pre-cleared, and complying with the brokerage firm’s compliance procedures (e.g., Rule 144).
(c)Instruct the broker to report immediately to Wabash’s Pre-Clearance Officer and General Counsel (via telephone and in writing, via e-mail) the details of every Transaction in Wabash Securities (including gifts, transfers, pledges, and all Trading Plan transactions).
Other Sources of Information
This Policy is to be read in conjunction with all other Wabash policies and applicable laws, regulations and rules which may be in various Wabash guides, manuals, handbooks or postings throughout Wabash.
If any section of this Policy is held unlawful or unenforceable, the remaining sections shall survive and remain in effect.

Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact Wabash’s General Counsel.
Effective Date: May 10, 2023